Exhibit 23.2

CONSENT OF REAL ESTATE ASSET COUNSELING, INC.

We hereby consent to (1) the use of our name in the Registration Statement on Form S-11 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by Postal Realty Trust, Inc., a Maryland corporation, with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (2) references to and inclusion of the Real Estate Asset Counseling, Inc. Market Study (the “Market Study”), including without limitation under the headings “Prospectus Summary,” “Market Opportunity,” and “Business and Properties” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated April 30, 2019	Real Estate Asset Counseling, Inc.

	By:	/s/ James Thomas Coe
Name: James Thomas Coe
Title: President